Filed Pursuant to Rule 424(b)(3)
                                               File Nos. 333-06199 and 333-34019


                    SUPPLEMENT NO. 3 DATED SEPTEMBER 21, 2000
                      TO PROSPECTUS DATED JUNE 18, 1996 AND
               PROSPECTUS SUPPLEMENT NO. 1 DATED DECEMBER 10, 1997
               AND PROSPECTUS SUPPLEMENT NO. 2 DATED JUNE 23, 1998

     This Prospectus Supplement supplements information contained in that certain Reoffer Prospectus of Gum Tech International, Inc. (the "Company") dated June 18, 1996 (the "Prospectus") relating to the potential sale from time to time of up to 2,000,000 shares of the Company's Common Stock issuable upon exercise of stock options authorized under the Gum Tech International, Inc. Stock Option Plan (the "Plan"). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following tables replace Tables and I and II in the Prospectus set forth under the caption "Selling Stockholders." The new tables reflect sales made by the Selling Stockholders named in the Prospectus, omits those people that are no longer officers, directors or principal stockholders of the Company, and adds those people that became officers, directors and principal stockholder of the Company subsequent to the filing of the Prospectus. Table I lists the names of officers, directors and principal stockholders that may be Selling Stockholders from time to time in the future, along with the number of share issuable to them upon exercise of options. The total number of shares held by each such individual and the percent of all outstanding shares represented by such ownership are set forth in Table II below. The number of shares which may be sold by such individuals from time to time will be updated in supplements to this Prospectus, which will be filed with the Securities and Exchange Commission in accordance with the Rule 424(b) under the Securities Act of 1933, as amended.

                                     TABLE I

Name of Selling                            Total Number of            Exercise
Stockholder                                 Options Issued              Price
-----------                                 --------------              -----
William D. Boone                                20,000                  6.88
William D. Boone                                50,000                  5.625
William D. Boone                                10,000                 12.5625
William D. Boone                                 5,000                 13.3125
William J. Hemelt                               29,000                  5.5
William J. Hemelt                               24,000                 11.75
William J. Hemelt                                9,000                 13.3125
Gary S. Kehoe                                   70,000                 11.75
Gary S. Kehoe                                   10,000                 12.5625
Gary S. Kehoe                                    9,000                 13.3125
W. Brown Russell, III                           20,000                  6.88
W. Brown Russell, III                           40,000                  5.625
W. Brown Russell, III                           50,000                 11.75
W. Brown Russell, III                           10,000                 12.5625
W. Brown Russell, III                            9,000                 13.3125
William A. Yuan                                 10,000                  5.81
William A. Yuan                                 10,000                 12.5625
William A. Yuan                                  5,000                 13.3125
William A. Yuan                                  5,000                 13.3125

                                    TABLE II

Name of Selling                                               Percent of Common
Stockholder and Address                Number of Shares         Stock Owned
-----------------------                ----------------         -----------
William D. Boone (1)                        85,200                  0.9%
William J. Hemelt (2)                       86,000                  0.9%
Gary S. Kehoe (3)                          247,600                  2.7%
W. Brown Russell, III (4)                  142,500                  1.6%
William A. Yuan (5)                         30,071                  0.3%

----------
(1) Includes options to purchase 20,000 shares at $6.88 until February 2001; 50,000 shares at $5.625 until March 2001; 10,000 shares at $12.5625 until October 2002; and 5,000 shares at $13.3125 until July 2004.

(2) Includes options to purchase 29,000 shares at $5.50 until June 2001; 24,000 shares at $11.75 until August 2004; and 9,000 shares at $13.3125 until July 2003.

(3) Includes options to purchase 70,000 shares at $11.75 until August 2002; 10,000 shares at $12.5625 until October 2002; and 9,000 shares at $13.3125 until July 2003.

(4) Includes options to purchase 20,000 shares at $6.88 until February 2001; 40,000 shares at $5.625 until March 2001; 50,000 shares at $11.75 until August 2002; 10,000 shares at $12.5625 until October 2002; and 9,000 shares at $13.3125 until July 2003.

(5) Includes options to purchase 10,000 shares at $5.81 until February 2001, 10,000 shares at $12.5625 until October 2002; 5,000 shares at $13.3125 until July 2002; and 5,000 shares until July 2004.

     The address of each Selling Stockholder is the same as the Company's address. All shares listed above for sale represent shares issued or issuable upon exercise of options under the Plan. As of September 20, 2000, 1,397,750 shares have been issued upon exercise of options granted under the Plan, and 575,500 are issuable upon exercise of options granted under the Plan.

          The date of this Prospectus Supplement is September 21, 2000.